Exhibit 99.1

FOR IMMEDIATE RELEASE:

VILLAGEEDOCS ANNOUNCES SALE OF TAILORED BUSINESS SYSTEMS TO HARRIS COMPUTER CORPORATION

SANTA ANA, CA, December 7, 2009-VillageEDOCS, Inc. (OTCBB:VEDO), a Software as a Service (“SaaS”) provider, today announced that it has completed the sale of its wholly-owned subsidiary Tailored Business Systems, Inc. (“TBS”) to N. Harris Computer Corporation and its affiliate for $2.5 million in cash.  TBS specializes in municipal management and tax accounting software solutions for local and county government.

The sale of TBS strengthens VillageEDOCS’ focus on its MessageVision Platform (“MVP”) which includes: enterprise content management, workflow management and communications applications, all offered as a cloud service. Additionally, VillageEDOCS will concentrate its attention around revealing the new capabilities of the MVP platform to the thousands of existing users at over 750 customers that include the Federal Reserve, Domino’s Pizza, Citicorp and the Commonwealth of Virginia, as well as continuing to expand its base of new customers.

“So many of the staff at TBS have been the nicest people to work with, and I look forward to staying in touch with them,” said Mason Conner, CEO of VillageEDOCS.  “TBS is principally a hardware and software company which is no longer part of our core business strategy going forward.  We believe the sale provides VillageEDOCS with better utilization of our cash and other assets as we move into the broader market awareness phase of the capabilities of MVP,” he added.

About VillageEDOCS, Inc.

VillageEDOCS provides the MessageVision Platform (“MVP”), a leading Software as a Service (“SaaS”) offering that ships business information electronically and manages it by capturing, forming and delivering information using business process management and communication.  MVP is a combination of unified communications and business process management solutions blended into a single, unified, scalable platform; eliminating the need for capital expenditures, operational costs and broad technology risks.  MVP provides a single source for a wide range of business information management and communication applications on a pay-as-you-go financial model. For further information on VillageEDOCS, visit our website at www.villageedocs.com.

Forward-Looking Statements

This press release, together with other statements and information publicly disseminated by VillageEDOCS, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond VillageEDOCS’ control and which could materially affect actual results, performances or achievements. Factors that may cause actual results to differ materially from current expectations include the risk factors discussed in VillageEDOCS’ filings with the Securities and Exchange Commission.

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